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                                                                      Exhibit 99

            ALLIANT TECHSYSTEMS INC. DIRECTORS AND EXECUTIVE OFFICERS
                                 August 12, 1999

       Name (Age)                           Position
       ----------                           --------
Paul David Miller (57)       Director, Chairman of the Board and Chief Executive
                               Officer

Peter A. Bukowick (55)       Director, President and Chief Operating Officer

Gilbert F. Decker (62)       Director

Thomas L. Gossage (65)       Director

Joel M. Greenblatt (41)      Director

Jonathan G. Guss (40)        Director

David E. Jeremiah (65)       Director

Gaynor N. Kelley (68)        Director

Joseph F. Mazzella (46)      Director

Daniel L. Nir (38)           Director

Michael T. Smith (55)        Director

Geoffrey B. Courtright (51)  Vice President - Information Technology and Chief
                               Information Officer

Charles H. Gauck (60)        Vice President and Secretary

Robert E. Gustafson (50)     Vice President - Human Resources

Richard N. Jowett (54)       Vice President - Investor Relations and Public
                               Affairs and Asst. Treas.

John L. Lotzer (43)          Vice President - Tax and Investments

William R. Martin (58)       Vice President - Washington, D.C. Operations

Mark L. Mele (42)            Vice President - Strategic Planning

Scott S. Meyers (45)         Vice President, Treasurer and Chief Financial
                               Officer

Paula J. Patineau (45)       Vice President and Controller

Paul A. Ross (62)            Senior Group Vice President - Aerospace

Don L. Sticinski (47)        Group Vice President - Defense Systems

Nicholas G. Vlahakis (51)    Group Vice President - Conventional Munitions

Daryl L. Zimmer (56)         Vice President and General Counsel